Exhibit 10.1

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND DEMAND SECURED PROMISSORY NOTE

THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND DEMAND SECURED PROMISSORY NOTE (this "Amendment") is made and entered into this 18th day of August, 2015, by and between Janel Corporation, formerly known as Janel World Trade, Ltd., a Nevada corporation, and Janel Group, Inc. formerly known as The Janel Group of New York, a New York corporation, and The Janel Group of Illinois, an Illinois corporation, and The Janel Group of Georgia, a Georgia corporation, and The Janel Group of Los Angeles, a California corporation, and Janel Ferrara Logistics, LLC, a New Jersey limited liability company, and Alpha International, LP, a New York limited partnership, and PCL Transport, LLC, a New Jersey limited liability company (individually, jointly and severally, the "Borrower" or “Obligor”) with its chief executive office and principal place of business at 303 Merrick Road, Suite 400, Lynbrook, NY 11563, and Presidential Financial Corporation, a Georgia corporation (hereinafter referred to as "Lender") with an office at 3460 Preston Ridge Road, Suite 550, Alpharetta, Georgia, 30005.

Recitals:

Lender and Borrower are parties to a certain Loan and Security Agreement dated March 27, 2014 (as at any time amended, the "Loan Agreement") pursuant to which Lender has made and may from time to time hereafter make loans and other financial accommodations to Borrower. All Advances under the Loan Agreement are evidenced by, and are repayable with interest as provided in, the Demand Secured Promissory Note made by Borrower to the order of Lender and dated March 27, 2014 (as at any time amended, the "Note").

WHEREAS, on September 19, 2014 The Janel Group of New York, Inc. amended its Articles of Incorporation to change the name of the corporation to Janel Group, Inc. and filed a Certificate of Amendment with the New York Department of State to reflect its name change. Such Borrower has requested that Lender amend the Loan Documents to reflect its name change, and

WHEREAS, on February 27, 2015 Janel World Trade, Ltd. amended its Articles of Incorporation to change the name of the corporation to Janel Corporation and filed a Certificate of Amendment with the Nevada Secretary of State to reflect its name change. Such Borrower has requested that Lender amend the Loan Documents to reflect its name change, and

WHEREAS, Janel Corporation has entered into that certain Stock Purchase Agreement to purchase all of the issued and outstanding shares of Liberty International, Inc., a Rhode Island corporation, and who wishes to become an additional Borrower under the Loan Agreement in order to avail itself of the financial accommodations available to Borrower, to which Lender hereby consents to the purchase of Liberty International, Inc., and

WHEREAS, the parties further desire to increase the line of credit available to the Borrower under the Loan Documents to Ten Million and No/100 Dollars ($10,000,000.00) from Seven Million and No/100 Dollars ($7,000,000.00), amend the Interest Rate and financial covenants and hereby agree to amend the Loan Agreement and the Note as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

2.          Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)	All references to the term “Borrower” shall mean Janel Corporation and Janel Group, Inc. and The Janel Group of Illinois, Inc. and The Janel Group of Georgia, Inc. and The Janel Group of Los Angeles, Inc. and Janel Ferrara Logistics, LLC and Alpha International, LP and PCL Transport, LLC and Liberty International, Inc., individually and collectively, jointly and severally, as the context shall require.

(b)	Grant of Security Interest. Liberty International, Inc. hereby grants a security interest in certain of its assets as fully described in Section 3. of the Loan Agreement: all Accounts, Accounts and Securities, Chattel Paper, Furniture, Fixtures and Equipment, Instruments, Investment Property, General Intangibles, Deposit Accounts, Supporting Obligations, Inventory, Other Property, all Proceeds and products of all of the foregoing (including proceeds of any insurance policies and claims against third parties for loss or any destruction of any of the foregoing), and all books and records relating to any of the foregoing.

(c)	By striking the definition of "Maximum Loan Amount" in Schedule A and by substituting in lieu thereof the following:

“Maximum Loan Amount” means Ten Million and No/100 Dollars ($10,000,000.00).

(d)	Financial Covenants. The parties agree to reset the financial covenants, as fully described in Schedule E, and hereby delete Schedule E in its entirety and replace it with the revised Schedule E attached hereto.

(e)	Term Extension. The parties agree to extend the term of the line of credit available to the Borrower for a minimum period of twelve (12) months from the end of the Initial Term (Initial Term expires March 27, 2017), and hereby strike Section 9.3 and by substituting in lieu thereof the following:

9.3            Early Termination Fee

If this Agreement is terminated by Borrower or automatically on the commencement of an Insolvency Proceeding by Borrower (and whether such termination occurs on an Anniversary Date or otherwise), or by Lender after the occurrence of an Event of Default, Lender will be entitled to a termination fee (the "Early Termination Fee"), as liquidated damages for its loss of the benefit of the bargain and not as a penalty (the parties acknowledging that the termination fee is a reasonable calculation of Lender's loss of the benefit of the bargain from any such termination). The Early Termination Fee, calculated as follows, shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations:

1.          Two percent (2%) of the Maximum Loan Amount, if terminated prior to March 27, 2017;

2.          One percent (1%) of the Maximum Loan Amount, if terminated on or after March 27, 2017, but prior to March 27, 2018 or if a Renewal Term is in effect, if terminated prior to the Anniversary Date of the then current Renewal Term;

3.          Amendments and Restatement of the Note. Concurrently with Borrower’s execution of this Amendment, Borrower shall execute and deliver to Lender an Amended and Restated Demand Secured Promissory Note (the “Restated Note”) to amend and restate the Note that is referred to in Section 1.4 of the Loan Agreement. All references in the Loan Agreement to the Note shall be understood to mean and refer to the Restated Note, as the same may hereafter be modified, amended or restated.

4.          Amendment Fee. In consideration of Lender's willingness to enter into this Amendment as set forth herein, Borrower agrees to pay to Lender an amendment fee in the amount of $20,000.00 in immediately available funds on the date hereof. Additionally, Borrower agrees to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel and any taxes, filing fees and other expenses associated with or incurred in connection with the execution, delivery or filing of any instrument or agreement referred to herein or contemplated hereby.

5.          Documentation Fee. A loan documentation fee of $1,000.00 (“Loan Documentation Fee”), for the negotiation and preparation of this Agreement, will be charged to the Borrower’s loan account upon receipt of a fully executed copy of this Agreement.

6.          Name Change. Each Borrower acknowledges that the name change of Borrower Janel World Trade, Ltd. to Janel Corporation, and the name change of Borrower The Janel Group of New York, Inc. to Janel Group, Inc. was not intended to, and did not extinguish, release or discharge or constitute, create or affect a novation of, or an agreement to extinguish (a) any of the obligations, indebtedness and liabilities of the Obligors, or any other party under the provisions of the Loan Agreement, the Note, and such other Loan Documents, or (b) any assignment or pledge to the Lender of, or any security interest or lien granted to the Lender in, or on, any Collateral and security for such obligations, indebtedness, and liabilities.

7.          Ratification and Reaffirmation. Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents, and all of Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

8.          Acknowledgments and Stipulations. Borrower acknowledges and stipulates that each of the Loan Documents executed by Borrower creates legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable on demand without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby knowingly and voluntarily waived by Borrower); the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens; and the unpaid principal amount outstanding as of the close of business on August 17, 2015, totaled $3,943,482.91.

9.          Representations and Warranties. Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and except as may have been disclosed in writing by Borrower to Lender prior to the date hereof, all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

10.         Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in any Loan Document to "this Agreement" or "this Note" or to the words "hereunder" or "herein" or words of like import shall mean and be a reference to such Loan Document, as and to the extent amended by this Amendment.

11.         Breach of Amendment. A breach of any representation, warranty or covenant herein shall constitute an Event of Default.

12.         Release of Claims. To induce Lender to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise. Borrower represents and warrants to Lender that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Lender.

13.         Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Lender in Alpharetta, Georgia (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

14.         No Novation, Etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement, the Note or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

15.         Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.         Further Assurances. Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

17.         Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto. This Amendment expresses the entire understanding of the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the parties.

18.         Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

JANEL CORPORATION		THE JANEL GROUP OF LOS ANGELES, INC.

By:	/s/ Brendan J. Killackey	By:	/s/ Brendan J. Killackey
	Brendan J. Killackey, CEO		Brendan J. Killackey, CEO

JANEL GROUP, INC.		JANEL FERRARA LOGISTICS, LLC

By:	/s/ Brendan J. Killackey	By:	/s/ Brendan J. Killackey
	Brendan J. Killackey, CEO		Brendan J. Killackey, CEO

THE JANEL GROUP OF ILLINOIS, INC.		ALPHA INTERNATIONAL, LP
By: Janel Alpha GP LLC, G.P.
By:	/s/ Brendan J. Killackey	By: Janel Corporation
Brendan J. Killackey, CEO
		By:	/s/ Brendan J. Killackey
Brendan J. Killackey, CEO
THE JANEL GROUP OF GEORGIA, INC.
PCL TRANSPORT, LLC
By:	/s/ Brendan J. Killackey	By: Janel Corporation, Managing Member
Brendan J. Killackey, CEO
		By:	/s/ Brendan J. Killackey
Brendan J. Killackey, CEO

LIBERTY INTERNATIONAL, INC.

		By:	/s/ Brendan J. Killackey
Brendan J. Killackey,
Executive Vice President

STATE OF ____________

COUNTY OF ___________

Personally appeared before me, the undersigned attesting officer duly authorized to administer oaths, Brendan J. Killackey, who, having satisfactorily proved himself to be the person who signed the within and foregoing Amendment, stated that he did so as his free and voluntary act and deed, this _19th_ day of August, 2015.

      /s/                                         ___________

Notary Public                           Seal

My Commission Expires: ______________

Accepted:

Presidential Financial Corporation
("Lender")

By:	/s/ Frank Palmieri
Frank Palmieri, First Vice President

SCHEDULE E

Financial and Other Covenants

This Schedule is an integral part and is incorporated into the Loan and Security Agreement dated as of March 27, 2014, as amended, between JANEL CORPORATION and JANEL GROUP, INC. and THE JANEL GROUP OF ILLINOIS, INC. and THE JANEL GROUP OF GEORGIA, INC. and THE JANEL GROUP OF LOS ANGELES, INC. and JANEL FERRARA LOGISTICS, LLC and ALPHA INTERNATIONAL, LP, and PCL TRANSPORT, LLC and LIBERTY INTERNATIONAL, INC. and PRESIDENTIAL FINANCIAL CORPORATION (collectively with this and every other Schedule and Exhibit, the "Agreement").

1.          Tangible Net Worth. Borrower and its consolidated Subsidiaries, on a consolidated basis, shall maintain a minimum Tangible Net Worth as of each of the fiscal month-end test dates set forth below in an amount equal to or greater than the amount corresponding to such test date:

Fiscal Month-End Test Dates	Tangible Net Worth
Beginning July 31, 2015;	$(3,900,000)
August 31, 2015;	$(6,300,000)
September through December, 2015;	$(6,200,000)
January 31 and February 29, 2016;	$(6,375,000)
March 31 through May 31, 2016;	$(6,150,000)
June 30, 2016;	$(6,000,000)
July 31, 2016;	$(5,800,000)
August 31, 2016; and	$(5,650,000)
September 30, 2016 and each fiscal month-end thereafter	$(5,500,000)

The minimum Tangible Net Worth covenant may be reset for fiscal 2017 based on Borrower’s 2016 fiscal year-end audited financial statements and 2017 fiscal year-end monthly financial projections.

SCHEDULE E (Continued)

2.          Minimum Fixed Charge Coverage Ratio. Borrower and its consolidated Subsidiaries, on a consolidated basis, shall maintain a Minimum Fixed Charge Coverage Ratio for each test period set forth below of not less than the ratio corresponding to such test period, based on the trailing 12 months:

Test Periods	Minimum Fixed Charge Coverage Ratio
For the fiscal month ending July 31, 2015,	.75 to 1
For the fiscal month ending August 31, 2015 and for each fiscal month ending thereafter.	1.1 to 1

For purposes of the covenants set forth in this Schedule E, the terms listed below shall have the following meanings:

"EBITDAR" means for Borrower in the period measured and calculated in accordance with GAAP, the sum of Borrower’s net income (or loss) for such period plus (a) the following to the extent deducted in calculating such net income (or loss), but without duplication: (i) any provision for taxes during such period, plus (ii) interest expense (including the interest portion of Capitalized Leases) for such period, plus (iii) depreciation and amortization expense for such period, including all amortization of Capitalized Leases, plus (iv) management, advisory or other like fee expense (if any) for such period to the extent not in violation of the Agreement, plus (v) office rent expense, plus (vi) any extraordinary one-time expenses, all non-cash charges and non-cash losses for such period, all of which are subject to the prior approval of Lender; minus (b) the following to the extent included in calculating such net income (or loss), but without duplication: (i) any gains from extraordinary items or other one-time income for such period, subject to the prior approval of Lender, plus (ii) any gain from the disposition of capital assets not in the ordinary course of business for such period, plus (iii) all non-cash items increasing net income (or reducing net loss) during such period. All of the items in the preceding clauses (a) and (b) are in accordance with GAAP.

"Capital Expenditures" means, for any period, the aggregate capital expenditures made or liabilities incurred by Borrower in conformity with GAAP, including charges in respect of Capitalized Lease obligations (exclusive of imputed interest), but excluding those capital expenditures made with insurance/condemnation proceeds, or proceeds from asset sales permitted under the Agreement.

"Capitalized Leases" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of the lessee.

"Fixed Charge Coverage Ratio" means, for any period, the ratio of EBITDAR for such period to the sum of (a) income taxes paid by Borrower during such period, plus (b) Unfinanced Capital Expenditures made by Borrower during such period, plus (c) interest paid by Borrower during such period, plus (d) principal payments made on all funded debt of Borrower by Borrower during such period, plus (e) management, advisory or other like fees paid by Borrower during such period, plus (f) office rent paid by Borrower during such period, plus (g) dividends and distributions paid by Borrower during such period.

SCHEDULE E (Continued)

"Intangible Assets" means, with respect to any Person, all intangible assets of such Person, determined in accordance with GAAP, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, software, service marks, trade names, copyrights, and unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition.

"Tangible Net Worth" means, at any date of determination thereof, the book net worth of Borrower as shown on Borrower's financial statements prepared in accordance with GAAP plus Subordinated Debt less the sum of (i) any Intangible Assets reflected on such financial statements, plus (ii) any amounts now or hereafter directly or indirectly owed to Borrower by any officers, shareholders, employees or Affiliates of Borrower or any other Obligor, plus (iii) investments in subsidiaries of Borrower, plus (iv) intercompany receivables owed to Borrower by any officer, director, equity security holder or Affiliate of Borrower, plus (v) any other non-current assets (excluding real estate and Equipment).

"Unfinanced Capital Expenditures" means, for any period of Borrower, Capital Expenditures made from Borrower's own funds and not contributed equity or purchase money or other financing or lease transactions (whether or not such transactions are permitted under the Agreement).

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